Exhibit 99.1

CONVERGYS NEWS RELEASE

Ronald L. Nelson Elected to Board of Directors of Convergys

(Cincinnati; August 19, 2008)—Convergys Corporation (NYSE: CVG), a global leader in relationship management, announces the election of Ronald L. Nelson to its Board of Directors effective August 15, 2008. Mr. Nelson is currently Chairman and Chief Executive Officer of Avis Budget Group, Inc., one of the world’s largest general-use car rental companies and operator of the Avis and Budget brands in North America, Latin America, the Caribbean, Australia, and New Zealand.

The announcement was made today by Philip A. Odeen, non-executive Chairman of the Board of Convergys, who in welcoming Mr. Nelson to the Board said: “Ron’s deep business and financial experience will be of great value to us during a challenging time for the business. Ron has extensive experience in services businesses and deep involvement in both acquisitions and divestitures.”

Mr. Odeen also said that Sidney Ribeau, Ph.D., the outgoing President of Bowling Green State University, was resigning from the Convergys Board. Dr. Ribeau has recently been named the 16th President of Howard University in Washington, D.C. Mr. Odeen thanked Dr. Ribeau for his years of service as a Board member to Convergys and regretted that the demands of his new role at Howard resulted in his decision to resign from the Board. “We are losing a valuable colleague and a good friend. The Board and I will miss him greatly.”

Prior to his role at Avis Budget Group, which is the successor entity to Cendant Corporation following the spin-offs of the Cendant Real Estate and Hospitality Operations, Nelson, 56, served as President, Chief Financial Officer, and a Director, of Cendant. In those capacities, he was responsible for strategic and financial planning, treasury, financial reporting and accounting, internal audit, tax, investor relations, and corporate communications, as well as the administrative functions that served Cendant’s business units.

Prior to joining Cendant, Nelson served as Co-Chief Operating Officer of DreamWorks SKG since that company’s founding in 1994. Nelson also served as Executive Vice President, Chief Financial Officer, and a Director at Paramount Communications, Inc., formerly Gulf & Western Industries, Inc., where he was responsible for all financial functions, including mergers and acquisitions and strategy.

Editors: Pic of Mr. Nelson is available.

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in relationship management. We provide solutions that drive more value from the relationships our clients have with their customers and employees. Convergys turns these everyday interactions into a source of profit and strategic advantage for our clients.

For 25 years, our unique combination of domain expertise, operational excellence, and innovative technologies has delivered process improvement and actionable business insight to clients that now span more than 70 countries and 35 languages.

Convergys is a member of the S&P 500 and has been voted a Fortune Most Admired Company for eight consecutive years. We have approximately 75,000 employees in 85 customer contact centers and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia, and our global headquarters in Cincinnati, Ohio. For more information, visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

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Investor Contact:

David Stein, Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Public Relations

+1 513 723 3333 or john.pratt@convergys.com

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